AXA Equitable Life Insurance Company MONY Life Insurance Company of America

SECTION C – TERM/TERM RIDER CONVERSION & PURCHASE OPTION QUESTIONNAIRE FORMING PART OF THE

APPLICATION FOR LIFE INSURANCE

Complete on Term Policy/Rider Conversion, Option to Purchase Additional Insurance if the Purchase Option or term conversion to the permanent contract involves an increase in face amount, change in rating, or addition of new rider.

Name of Proposed Insured Date of Birth (mm/dd/yyyy) Policy # (if known)

TERM CONVERSION

1.

a. Original policy #s

b. Are you currently disabled? _ Yes _ No

c. Is original policy attached? _ Yes _ No If ‘‘No,’’ is original policy lost? _ Yes _ No

OPTION TO PURCHASE ADDITIONAL

INSURANCE ELECTION

2.

a. Original policy numbers

b. Check appropriate box and/or provide information as requested:

i. _ Scheduled Purchase Option _ Advanced Privilege/Option B or C (at time other than the scheduled Option date)

ii. Option date used (mm/dd/yyyy)

Complete only if the Advanced Privilege/Option B or C box is checked.

iii. Event

_ Marriage Date (mm/dd/yyyy) Name of Spouse

_ Birth or finalized legal adoption of child

Name of child Born Date of adoption finalized

(mm/dd/yyyy) (mm/dd/yyyy)

ICC11-AXA-TCPO X03489_ICC